RITE AID CORPORATION RESTRICTED
               STOCK AND STOCK OPTION AWARD AGREEMENT


            THIS AGREEMENT, made as of the 5th day of December, 1999 (the "Effective Date"), by and between (the "Company") and Robert G. Miller (the "Executive").

                        W I T N E S S E T H:

            WHEREAS, the Company and the Executive have entered into an employment agreement, dated as of the Effective Date (the "Employment Agreement"), pursuant to which the Executive will serve as Chairman and Chief Executive Officer of the Company; and

            WHEREAS, the Employment Agreement provides that, effective as of the Effective Date, the Company shall grant to the Executive the Option and the Restricted Stock (as hereinafter defined), subject to the terms and conditions of this Agreement and the Employment Agreement.

            NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

            1. Grant of Option and Restricted Stock . (a) The Company hereby grants to the Executive the right and option (the "Option") to purchase, on the terms and conditions set forth herein, subject however to the acceleration and exercise provisions of Section 5 of the Employment Agreement and all other applicable provisions of the Employment Agreement, all or any part of an aggregate of 3,000,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock") (such Common Stock, as adjusted hereunder, being referred to as the "Option Shares"). The purchase price per share of the Option Shares shall be equal to the lesser of (A) the average of the closing prices of the Common Stock on the New York Stock Exchange ("NYSE") over the 20 consecutive trading days immediately preceding the Effective Date and (B) the closing price of the Common Stock on the NYSE on the Effective Date (or, if the Effective Date is not a trading day, the trading day immediately preceding the Effective Date) (such price, as adjusted hereunder, being referred to as the "Option Price"). The number of Option Shares and the Option Price shall be subject to adjustment as provided in Section 8 hereof. Subject to earlier termination as provided in the Employment Agreement, the term of the Option (the "Term") shall commence on the Effective Date and terminate on the tenth anniversary of the Effective Date. The Company shall at all times during the Term of the Option reserve for issuance a sufficient number of shares of Common Stock to permit exercise of the Option in full.

                  (b) The Company hereby grants to the Executive, on the terms and conditions set forth herein, subject however to the acceleration and forfeiture provisions of the Employment Agreement and all other applicable provisions of the Employment Agreement, an aggregate of 600,000 shares of restricted Common Stock (the "Restricted Stock"). The Restricted Stock and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions provided for in Section 3 hereof. Except as otherwise provided herein, the Executive shall possess all incidents of ownership of the Restricted Stock granted hereunder, including the right to receive dividends with respect to such Restricted Stock and the right to vote such Restricted Stock.

                  (c) The Company represents and warrants to Executive that on or prior to the Effective Date all actions necessary to exempt the grant of the Option and the Restricted Stock under Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended, have been taken by the Company.

                  (d) The Company represents and warrants to Executive that the issuance of the Option and the Restricted Stock will be made pursuant to an available exemption from registration and qualification under all applicable federal and state securities or Blue Sky laws.

            2. Registration of Option Shares and Restricted Stock; Listing Obligations. (a) As soon as practicable after the Effective Date, the Company shall, at its sole expense, cause the Common Stock subject to the Option and the resale of the Restricted Stock to be registered under the Securities Act of 1933, as amended (the "Securities Act") and registered or qualified under applicable state securities laws, so that the Common Stock issuable upon exercise of the Option and the Restricted Stock shall be freely tradeable. The Company shall thereafter use its best efforts to maintain the continuing effectiveness of such registration and qualification for so long as the Executive or any Permitted Transferee (as hereinafter defined) holds (i) the Option (or any portion thereof), (ii) any of the Option Shares acquired upon exercise thereof or (iii) any of the Restricted Stock (whether or not the restrictions thereon have lapsed), or until such earlier date as counsel to the Company, reasonably acceptable to Executive, provides the Company a written opinion (a copy of which shall promptly be provided to Executive) satisfactory to Executive to the effect that all Option Shares theretofore issued and subsequently issuable upon exercise of the Option and all shares of Restricted Stock may otherwise be freely sold under United States federal and other applicable law without regard to volume limitations or other conditions.

                  (b) As soon as practicable after the Effective Date, the Company shall, at its sole expense, cause the Common Stock subject to the Option and the Restricted Stock to be listed on all exchanges on which the Common Stock is from time to time listed. The Company shall thereafter use its best efforts to maintain the continued listing of such Common Stock and Restricted Stock for so long as the Executive or any Permitted Transferee holds (i) the Option (or any portion thereof), (ii) any of the Option Shares acquired upon exercise thereof or (iii) any of the Restricted Stock (whether or not the restrictions thereon have lapsed).

            3.    Vesting and Exercisability.

                  (a) Regular Vesting Schedule. Subject to the provisions of this Agreement and except as provided in Section 5 of the Employment Agreement, the Option shall become vested and exercisable, and all restrictions shall lapse with respect to the Restricted Stock, in each case, in thirty-six (36) equal monthly installments commencing on the date which is one month following the Effective Date.

                  (b) Acceleration of Vesting and Lapse of Restriction. Upon the occurrence of a Change in Control of the Company (as defined in Appendix A hereto), the Option shall become immediately vested and fully exercisable and all restrictions on the transfer of the Restricted Stock shall immediately lapse in full.

                  (c) Except as provided in Section 5 of the Employment Agreement, any portion of the Option that has become vested and exercisable shall remain vested and exercisable until the end of the full ten-year
Term of the Option.

                  (d) Certain Definitions. For purposes of this Agreement, all capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms under the Employment Agreement.

            4.    Method of Exercising Option; Gross-Up;  Section 83(b)
Election.

                  (a) The Option may be exercised from time to time, in whole or in part, as to that portion of the Option that has from time to time become vested and exercisable. Full payment for the Option Shares purchased shall be made at the time of any exercise under this Agreement. The option price shall be payable to the Company either (i) in United States dollars in cash or by check, bank draft, or postal or express money order, or (ii) through the delivery of shares of Common Stock owned by the Executive for at least six months prior to the date of exercise having a Fair Market Value equal to the full Option Price, or (iii) by a combination of (i) and (ii) above. For purposes of this Agreement "Fair Market Value" shall mean the closing price of the Common Stock on the NYSE on the trading day immediately prior to the date of exercise or if the Common Stock is not then listed on the NYSE, Fair Market Value shall be as determined pursuant to good faith negotiations between the Executive and the Company. At the Option holder's discretion, subject to reasonable procedures adopted by the Company, the Option may also be exercised on a cashless basis through a broker, whereby irrevocable instructions are delivered to the broker to sell that number of shares equal in value to the aggregate Option Price of the Option Shares with respect to which the Option is then being exercised and pay the proceeds to the Company. Subject to the terms and conditions hereof, the Option shall be exercisable by notice to the Company on the form provided by the Company upon request of the Executive. In the event the Option is being exercised by any person or persons other than the Executive, the notice shall be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise such right under this Agreement.

                  (b) At the time of exercise of the Option, the Executive shall pay to the Company such amount as may be necessary to satisfy the Company's obligation to withhold Federal, state or local income or other taxes incurred by reason of such exercise (i) by tendering to the Company a check in the amount of such withholding, (ii) by electing to have withheld upon exercise shares of Common Stock having an aggregate Fair Market Value equal to the amount of such tax withholding or (iii) by a combination of
(i) and (ii).

                  (c) The Executive hereby agrees to make an election pursuant to Section 83(b) of the Code (the "Election") within the thirty
(30) day period commencing on the Effective Date to include the value of the Restricted Stock as of the Effective Date in the Executive's gross income for federal income tax purposes. In connection with the Election, the Company shall, within the time period prescribed by law for withholding and/or payment of estimated or other taxes by reason of such inclusion, make an additional payment (the "Restricted Stock Gross-Up Payment") to the Executive in an amount such that, after giving effect to the imposition of all applicable federal, state and local income, employment and any other taxes or impositions on such payment (the "Aggregate Tax"), the Executive retains a net amount equal to the aggregate amount of all federal, state and local income, employment and any other taxes or impositions incurred by Executive by reason of such inclusion. For purposes of determining the amount of the Restricted Stock Gross-Up Payment, Executive shall be deemed to pay federal income, employment and any other tax for his taxable year in which such inclusion occurs and his taxable year in which such Restricted Stock Gross-Up Payment is made at the highest applicable marginal rate of federal, state and local income, employment or other applicable taxation in such year. The amount of the Restricted Stock Gross-Up Payment shall be determined by the Company's outside auditor, who will timely furnish the Company and Executive with a written statement (together with full supporting and other relevant material) setting forth the amount of the required Restricted Stock Gross-Up Payment. The Executive shall promptly notify the Company of his filing of the Election. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Aggregate Tax is more or less than was initially taken into account hereunder, then each of the Company and the Executive agree to pay to the other party, as applicable, an amount (the "Make Up Amount") such that the amount of the Restricted Stock Gross-Up Payment finally retained by the Executive after giving effect to the Make Up Amount is equal to the amount contemplated by the second sentence of this paragraph (c).

            5. Issuance of Option Shares. As promptly as practicable after receipt of such written notification of exercise and full payment of the Option Price and any required tax withholding, the Company shall issue or transfer to the Executive the number of Option Shares with respect to which the Option has been exercised (less shares withheld in satisfaction of tax withholding obligations, if any), and shall deliver to the Executive a certificate or certificates therefor, registered in the Executive's name.

            6. Non-Transferability of Option. The Option is not transferable by the Executive otherwise than (i) to or from a Permitted Transferee, (ii) to a designated beneficiary upon death or (iii) by will or the laws of descent and distribution, and is exercisable during the Executive's lifetime only by the Executive or a Permitted Transferee (or, in the event of the Executive's or a Permitted Transferee's adjudicated incapacity, the Executive's or Permitted Transferee's personal representative). No other assignment or transfer of all or any part of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and no assignment or transfer of all or any part of the Option to a Permitted Transferee shall be given effect unless such Permitted Transferee acknowledges in a writing satisfactory to the Company that the Option (and any Option Shares acquired pursuant thereto) remains subject to the provisions of this Agreement and the Employment Agreement. For purposes of this Agreement, "Permitted Transferee" shall mean (i) any member of Executive's immediate family and
(ii) any living trust or other entity established by Executive or any Permitted Transferee for estate planning purposes. By way of clarification, transfers of the Option shall be permitted from any Permitted Transferee to Executive or between Permitted Transferees.

            7. No Rights as Shareholder with Respect to Option. Neither the Executive nor any transferee of the Option shall have any of the rights of a shareholder with respect to any Option Shares until such time as the Option shall have been duly exercised as provided herein, and no adjustment shall be made for cash distributions in respect of such Option Shares for which the record date is prior to such date.

            8. Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the compensation committee (the "Compensation Committee") of the Board of Directors of the Company shall make such substitutions in or adjustments to the number and/or kind of shares of Common Stock or other property subject to, and the Option Price of, the Option as shall be equitable under the circumstances of such change.

            9. Compliance with Law. Notwithstanding any of the provisions hereof, the Executive hereby agrees that Executive shall not exercise the Option, and that the Company shall not be obligated to issue or transfer any shares to the Executive hereunder, if the exercise thereof or the issuance or transfer of such shares shall constitute a violation of any provisions of any applicable law or regulation of any governmental authority; provided that nothing in this Section 9 shall be deemed to limit the Company's liability hereunder for any act or omission which would cause the issuance or transfer of such shares to give rise to such a violation.

            10. Acquisition for Purpose of Investment. The Executive hereby represents and warrants that the Restricted Stock and any Option Shares acquired pursuant to the exercise of the Option are or will be acquired for his own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"). The Executive hereby acknowledges that to the extent that from time to time the Restricted Stock and Option Shares have not been registered under the Securities Act, such Restricted Stock and Option Shares may be sold or disposed of by the Executive in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act, provided that nothing in this Section 10 shall be deemed to limit the Company's obligations under Section 2.

            11.   Legend; Lapse of Restrictions; Forfeiture.

                  (a) The Executive acknowledges that the sale, transfer and other disposition of the Restricted Stock are subject to the restrictions set forth in Section 1(b) hereof. The Executive agrees to the placement on certificates representing the Restricted Stock of a legend (the "Legend"), substantially as set forth below:

            This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the "Restrictions"), contained in a Restricted Stock and Stock Option Award Agreement and an Employment Agreement, each dated as of December 4, 1999, between the registered owner and Rite Aid Corporation. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

                  (b) Upon each lapse of restrictions relating to the shares of Restricted Stock granted hereunder, the Company shall promptly issue to the Executive or the Executive's personal representative a stock certificate representing a number of shares of Common Stock, free of the restrictive legend described in Section 11(a), equal to the number of shares of Restricted Stock with respect to which such restrictions have lapsed. If certificates representing such Restricted Stock shall have theretofore been delivered to the Executive, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended shares of Common Stock.

                  (c) Until such time as the Company has caused the Option Shares and Restricted Stock to be registered under the Securities Act, each share of Restricted Stock delivered to the Executive and each Option Share acquired pursuant to the exercise of the Option shall bear an additional legend, substantially as set forth below:

            The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). These securities have been acquired for investment and not with a view toward distribution or resale, and may not be sold, offered for sale, transferred, assigned or pledged in the absence of an effective registration statement for such shares under the Securities Act and all applicable state securities laws or an exemption from such registration requirements.

                  (d) Upon the registration of the Option Shares and Restricted Stock, as the case may be, the Company shall promptly issue to the Executive or the Executive's personal representative a stock certificate representing a number of shares of Common Stock, free of the restrictive legend described in Section 11(c), equal to the number of shares of Restricted Stock with respect to which such restrictions have lapsed or Option Shares acquired pursuant to the exercise of the Option. If certificates representing such Restricted Stock or Option Shares shall have theretofore been delivered to the Executive, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended shares of Common Stock.

            12. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier addressed as follows:

                            If to the Executive:

                            Robert G. Miller
                            0305 SW Montgomery #F508
                            Portland, OR 07201

                            If to the Company:

                            Rite Aid Corporation
                            30 Hunter Lane
                            Camp Hill, Pennsylvania 17011
                            Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section 12. Notices and communications shall be effective when actually received by the addressee.

            13. Successors. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

            14. No Right to Employment. The granting of the Option and the Restricted Stock shall not be construed as granting Executive any right to continued employment by the Company or its subsidiaries. Subject to the terms of the Employment Agreement, the right of the Company and its subsidiaries to terminate Executive's employment at any time and for any reason, is specifically reserved.

            15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its rules relating to conflicts of laws.

            16. Entire Agreement. This Agreement and the relevant provisions of the Employment Agreement comprise the entire agreement between the parties hereto with respect to the subject matter hereof, and may be modified or terminated only by the written consent of the parties hereto.

            17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.



            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                    RITE AID CORPORATION



                                    _____________________________
                                    Name:  Leonard Green
                                    Title:  Chairman of the Board




                                    _____________________________
                                    Robert G. Miller



                                 APPENDIX A

              A "Change in Control of the Company" shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

                  (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or

                  (2) Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Effective Date or
      (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

                  (3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation as appropriate, or
      (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or

                  (4) the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

"Affiliate" shall have the meaning set forth in Rule  12b-2 under
Section 12 of the
Exchange Act.

"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13G.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.